Exhibit 10.26

AVIZA TECHNOLOGY, INC.

DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

AVIZA TECHNOLOGY, INC.

DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

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	ARTICLE 3 CONTRIBUTIONS AND CREDITS

3.1	PARTICIPANT COMPENSATION DEFERRALS	6
3.2	EMPLOYER CONTRIBUTION CREDITS	7
3.3	CONTRIBUTIONS TO THE TRUST	8

	ARTICLE 4 ALLOCATION OF FUNDS

4.1	ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS	8
4.2	ACCOUNTING FOR DISTRIBUTIONS	8
4.3	SEPARATE BOOKKEPPING ACCOUNTS	9
4.4	INTERIM VALUATIONS	9
4.5	DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS	9
4.6	PAYMENT OF TAXES AND EXPENSES	10

	ARTICLE 5 ENTITLEMENT TO BENEFITS

5.1	TERMINATION OF EMPLOYMENT	10
5.2	FIXED PAYMENT DATES	10
5.3	IMMEDIATE DISTRIBUTION ELECTION	11
5.4	HARDSHIP DISTRIBUTIONS	11
5.5	CHANGE IN CONTROL	11

	ARTICLE 6 DISTRIBUTION OF BENEFITS

6.1	AMOUNT	12
6.2	METHOD OF PAYMENT	12
6.3	DEATH BENEFITS	13

	ARTICLE 7 BENEFICIARIES; PARTICIPANT DATA

7.1	DESIGNATION OF BENEFICIARIES	13
7.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES	13

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	ARTICLE 8 ADMINISTRATION AND RECORDKEEPING

8.1	ADMINISTRATIVE AND RECORDKEEPING AUTHORITY	14
8.2	UNIFORMITY OF DISCRETIONARY ACTS	14
8.3	LITIGATION	14
8.4	CLAIMS PROCEDURE	14

	ARTICLE 9 AMENDMENT

9.1	RIGHT TO AMEND	16
9.2	AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN	17
9.3	CHANGES IN LAW AFFECTING TAXABILITY	17

	ARTICLE 10 TERMINATION

10.1	EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN	17
10.2	AUTOMATIC TERMINATION OF PLAN	18
10.3	SUSPENSION OF DEFERRALS	18
10.4	ALLOCATION AND DISTRIBUTION	18
10.5	SUCCESSOR TO EMPLOYER	18

	ARTICLE 11 THE TRUST

11.1	ESTABLISHMENT OF TRUST	18

	ARTICLE 12 MISCELLANEOUS

12.1	LIMITATIONS ON LIABILITY OF EMPLOYER	18
12.2	CONSTRUCTION	19
12.3	SPENDTHRIFT PROVISION	19
12.4	TAX WITHHOLDING	20

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AVIZA TECHNOLOGY, INC.

DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

RECITALS

This Aviza Technology, Inc. Deferred Compensation Plan (the “Plan”) is adopted by Aviza Technology, Inc. (the “Employer”) for certain of its executive employees.  The purpose of the Plan is to offer participants an opportunity to elect to defer the receipt of compensation in order to provided deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and, if and when the Employer discretionary contribution feature of the Plan is activated, to provide a vehicle to which the Employer may credit certain Employer-funded benefits on behalf of participants.  The Plan is intended to be a “top-hat plan” (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Accordingly, the following Plan is adopted.

ARTICLE 1

DEFINITIONS

1.1                                 ACCOUNT means the balance credited to a Participant’s Plan account, including amounts credited under the Compensation Deferral Account and the Employer Contribution Credit Account.  A Participant’s Account shall be determined as of the date of reference.

1.2                                 BENEFICIARY means any person or person so designated in accordance with the provisions of Article 7.

1.3                                 BOARD means the Board of Directors of the Employer.

1.4                                 CHANGE IN CONTROL means a transaction or series occurring after the Effective Date, in which (i) any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) or the Securities Exchange Act of 1934 (the “Act”)), becomes, directly or indirectly, the beneficial owner (as defined in the general rules and regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Act) of more than fifty percent (50%) of the then outstanding shares of the Employer’s capital stock entitled to vote generally in the election of directors of the Employer; or (ii) the stockholders of the Employer approve a definitive agreement for (A) the merger or other business combination of the Employer with or into another corporation pursuant to which the stockholders of the Employer do not own, immediately after the transaction, more than fifty percent (50%) of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, or (B) the sale, exchange or other disposition of all or substantially all of the assets of the Employer; or (iii) during any period of two (2) years or less, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Employer, of each new director was approved by a vote of at least seventy-five percent (75%) of the directors then still in office who were directors at the beginning of the period.  Notwithstanding the foregoing, an initial public offering or similar event or transaction shall not constitute a Change in Control.

1.5           CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.6           COMMITTEE means the committee appointed by the Employer’s Chief Executive Officer to designate Eligible Employees pursuant to Section 1.12 and to perform certain other functions in respect of the Plan, as described herein.

1.7           COMPENSATION means base salary, bonus awards (including individual incentive awards), commissions and broad-based incentive plan awards, as applicable, paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer, in its discretion).

1.8           COMPENSATION DEFERRAL ACCOUNT is defined in Section 3.1.

1.9           COMPENSATION DEFERRALS are defined in Section 3.1.

1.10         DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective.  The Designation Dates in any Plan Year shall be designated by the Employer.

1.11         EFFECTIVE DATE means the effective date of the Plan, which shall be January 1, 2004.

1.12         ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), any person employed by the Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees of the Employer (within the meaning of ERISA) and who:  (i) holds the position of Director or above, (ii) is otherwise designated by the Committee, or (iii) qualifies as a “Grandfathered Employee” (as described below).

For purposes of this Section, an employee of the Employer who participated in the ASML Holding US, Inc. Deferred Compensation Plan immediately prior to becoming an employee of the Employer shall qualify as a “Grandfathered Employee” for the Plan’s initial Plan Year if he or she elects during the Plan’s initial enrollment period (as established by the Employer) to defer Compensation under the Plan for the Plan’s initial Plan Year in accordance with Article 3.  Any employee of the Employer who qualifies as a Grandfathered Employee for the Plan’s initial Plan Year shall continue to qualify as a Grandfathered Employee for each subsequent Plan Year only if he or she continues to defer Compensation under the Plan for each such subsequent Plan Year in accordance with Article 3.  Any Grandfathered Employee who fails to defer Compensation under the Plan for any Plan Year shall cease to be a Grandfathered Employee for such Plan Year and for all Plan Years thereafter and shall therefore cease to qualify as an Eligible Employee unless and until he or she satisfies the eligibility requirements described in (i) or (ii) of the preceding paragraph.

1.13                           EMPLOYER means Aviza Technology, Inc. and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of Aviza Technology, Inc., or its successors or assigns, assumes the Employer’s obligations hereunder, or any other corporation or business organization which agrees, with the consent of Aviza Technology, Inc., to become a party to the Plan.

1.14                           EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined Section 3.2.

1.15                           EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.2.

1.16                           ENTRY DATE means the first day of the pay period following the date on which an individual becomes an Eligible Employee and satisfies the requirements for participation as provided in Section 2.1.

1.17                           ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.18                           PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.19                           PARTICIPANT ENROLLMENT AND ELECTION FORM means the form or forms pursuant to which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.  Participant elections and designations made pursuant to a Participant Enrollment and Election Form shall be in writing and/or, as required or permitted by the Employer, shall be by oral designation and/or electronic transmission designation.

1.20                           PLAN means this Aviza Technology, Inc. Deferred Compensation Plan, as amended from time to time.

1.21                           PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.

1.22                           TRUST means the trust fund, if any, established pursuant to Article 11.

1.23                           TRUSTEE means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

1.24                           VALUATION DATE means the last day of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.

1.25         YEAR(S) OF SERVICE, with respect to any Participant, means the number of whole years of employment for the Employer, commencing on the Participant’s date of hire (or re-hire, if applicable), whether or not such whole years of employment are completed consecutively.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1           REQUIREMENTS.  Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date by making an election on or prior to December 31, 2003, in accordance with the procedures established by the Employer, to defer Compensation under the Plan for the Plan’s initial Plan Year.  Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee and completes the enrollment requirements described below.  No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

(a)           Compensation Deferral Enrollment Requirements.  Enrollment in the Compensation Deferral Account portion of the Plan is voluntary.  In order to enroll in the Compensation Deferral Account portion of the Plan, an otherwise Eligible Employee must make an election to defer Compensation in accordance with the procedures established by the Employer.

Generally, an individual will be notified by the Committee on or prior to December 1 if he or she is an Eligible Employee with respect to the upcoming Plan Year, in which case, in order to enroll in the Compensation Deferral Account portion of the Plan for such upcoming Plan Year, the Eligible Employee must make a Compensation Deferral election during the period beginning on the December 1 and ending on the December 31 preceding such upcoming Plan Year, or during such other period established by the Employer.  If the Committee determines that an individual first becomes an Eligible Employee during a Plan Year, the Committee shall notify such individual of that determination and of the date during the Plan Year on which the individual shall become an Eligible Employee, in which case, in order to enroll in the Compensation Deferral Account portion of the Plan for the remainder of such Plan Year, such individual must make a Compensation Deferral election during the thirty (30) day period beginning on the date such individual is notified of his or her eligibility, or during such other period established by the Employer; if he or she does not so elect, the individual shall not be eligible to enroll in the Compensation Deferral Account portion of the Plan until the following Plan Year, and only if he or she continues to be an Eligible Employee as of the first day of that following Plan Year.

(b)           Employer Contribution Credit Enrollment Requirements. Enrollment in the Employer Contribution Credit Account portion of the Plan, if and when it is activated by the Committee, is automatic for all Eligible Employees on behalf of whom Employer Contribution Credits are made.

2.2           RE-EMPLOYMENT.  If a Participant whose employment with the Employer is terminated is subsequently re-employed with the Employer, he or she shall again become a Participant in accordance with the provisions of Section 2.1, in which case any installment distributions which he or she was receiving under the Plan pursuant the original termination of employment shall be suspended and his or her vested Plan Account (including any undistributed amounts credited prior to his or her original termination of employment and any amounts credited following his or her re-employment) shall become payable in accordance with the other Sections of this Plan.

2.3           CHANGE OF EMPLOYMENT CATEGORY.  During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals or to be credited with Employer Contribution Credits hereunder.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1           PARTICIPANT COMPENSATION DEFERRALS.  In accordance with rules established by the Employer, a Participant may elect to defer for each Plan Year Compensation which is not yet payable to the Participant, in any fixed periodic dollar amounts or percentages designated by the Participant, subject to the minimum and maximum deferral requirements described below.  Amounts so deferred will be considered a Participant’s “Compensation Deferrals”.

Compensation Deferrals shall be made through regular payroll deductions, or, as applicable, through an election by the Participant to defer the payment of a bonus award/individual incentive award, commission and/or broad-based incentive plan award not yet payable to him or her at the time of the election.  Subject to Section 12.4, Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Account of the deferring Participant.

The minimum aggregate amount of Compensation Deferrals which a Participant may elect to defer to the Plan for any given Plan Year is five thousand dollars ($5,000) (two thousand five hundred dollars ($2,500) for the Participant’s first Plan Year of participation, if the Participant became an Eligible Employee on or after July 1 of such Plan Year).  In addition, for any Plan Year, a Participant may elect to defer, as his or her Compensation Deferrals, no more than the following maximum percentages of each of the following types of Compensation, subject to Section 12.4:

Compensation Type	Maximum Percentage
Base salary	85%
Commissions	85%
Bonus awards (including individual incentive awards)	100%
Broad-based incentive plan awards	100%

In connection with a Participant’s enrollment in the Compensation Deferral Account portion of the Plan pursuant to Section 2.1, the Participant shall make a Compensation Deferral election for the upcoming Plan Year (or for the remainder thereof, in the case of an individual who becomes an Eligible Employee during a Plan Year).  For each succeeding Plan

Year, the Participant again shall make an affirmative Compensation Deferral election in accordance with Section 2.1 in order to a defer Compensation under the Plan for that Plan Year. If no such Compensation Deferral election is timely made for a Plan Year, the Participant shall be deemed to have elected not to defer any Compensation under the Plan for that Plan Year.

Notwithstanding the preceding, a Participant may change his or her Compensation Deferral amount with respect to a Plan Year as of, and by written notice delivered to the Employer prior to, the beginning of any calendar quarter during that Plan Year, with such change being first effective for Compensation payments to be payable in that calendar quarter and continuing to be effective for the remainder of the Plan Year (unless changed again in a subsequent calendar during that Plan Year).  Further, a Participant may entirely revoke any Compensation Deferral election at any time during a Plan year with respect to amounts not yet due to be paid by the Employer.

There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited, as applicable, (a) amounts equal to the Participant’s Compensation Deferrals; (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto; and (c) any expenses and/or taxes charged to that Account.

A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral Account.

3.2                                 EMPLOYER CONTRIBUTION CREDITS.  If and when the Committee elects to activate the Employer Contribution Credit feature of the Plan, there shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant to which shall be credited or debited, as applicable, (a) amounts equal to the Employer’s Contribution Credits credited to that Account; (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets as determined by the Employer, in its discretion) allocated to that Account; and (c) any expenses and/or taxes charged to that Account.

A Participant’s Employer Contribution Credits credited to his or her Employer Contribution Credit Account for a particular Plan Year shall be an amount (if any) determined by the Committee, in its discretion.  The Employer shall credit such contributions on behalf of such individuals, in such amounts and with such frequency, as the Committee determines, in its sole discretion.

A Participant shall become vested in amounts credited to his or her Employer Contribution Credit Account according to the vesting schedule to be adopted by the Committee, in its sole discretion, provided, however, that a Participant shall become fully vested in amounts (if any) credited to his or her Employer Contribution Credit Account upon the occurrence during the Participant’s employment with the Employer of a Change in Control of the Employer.

3.3           CONTRIBUTIONS TO THE TRUST.  An amount shall be contributed by the Employer to the Trust maintained under Section 11.1 equal to the amount(s) required to be credited to the Participant’s Account under Sections 3.1 and 3.2.  The Employer shall contribute the amounts referred to in Section 3.1 to the Trust as soon as is practicable after the pay periods to which they relate.  The Employer shall contribute the amounts referred to in Section 3.2 to the Trust as soon as practicable following the date(s) on which the contribution credit amount(s) are determined.

ARTICLE 4

ALLOCATION OF FUNDS

4.1           ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Pursuant to Section 4.5, each Participant shall have the right to direct the Employer as to how amounts in his or her Plan Account shall be deemed to be invested in the deemed investment options made available under the Plan.  Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested. The Employer shall direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Employer properly has received from the Participant.

The value of the Participant’s Account shall be equal to the value of the account maintained under the Trust on behalf of the Participant. As of each valuation date of the Trust, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust.  The Participant’s Plan Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows.  As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Trustee), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

4.2           ACCOUNTING FOR DISTRIBUTIONS.  As of the date of any distribution hereunder, the distribution made hereunder to a Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account.  Such amounts shall be charged on a pro rata basis against the investment options in which the Participant’s Account is deemed to be invested.

4.3           SEPARATE BOOKKEEPING ACCOUNTS.  A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant, with bookkeeping sub-accounts to show separately the Participant’s Compensation Deferral Account and the Participant’s Employer Contribution Credit Account.  Each sub-account will separately account for the credits and debits described in Article 3.

4.4           INTERIM VALUATIONS.  If it is determined by the Employer that the value of a Participant’s Account as of any date on which distributions are to be made differs materially from the value of the Participant’s Account on the prior Valuation Date upon which the distribution is to be based, the Employer, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant’s Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

4.5           DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS.  Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder.  Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:

(a)                                  Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Employer, and/or, as required or permitted by the Employer, shall be by oral designation and/or electronic transmission designation.  A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Employer on which it would be reasonably practicable for the Employer to effect the designation.

(b)                                 All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment options according to the percentages or amounts specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective.  An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent Participant Enrollment and Election Form, or other form specified by the Employer.

(c)                                  If the Employer receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

(d)                                 If the Employer possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Employer in its discretion.

(e)                                  Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Employer and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account hereunder.

(f)                                    Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

4.6           PAYMENT OF TAXES AND EXPENSES.  Expenses, including Trustee fees, associated with the administration or operation of the Plan shall be paid by the Employer, unless, in the discretion of the Employer, the Employer elects to charge such expenses against the appropriate Participant’s Account or Participants’ Accounts.  Any taxes (or net operating loss reductions) allocable to an Account (or portion thereof) maintained under the Plan which arise prior to the complete distribution of the Account, shall be absorbed by the Employer, unless, in the discretion of the Employer, the Employer elects to charge such taxes against the appropriate Participant’s Account or Participants’ Accounts.

ARTICLE 5

ENTITLEMENT TO BENEFITS

5.1           TERMINATION OF EMPLOYMENT.  Upon a Participant’s termination of employment with the Employer for any reason, the Participant’s as-yet undistributed vested Account shall be valued and payable according to the provisions of Article 6.

5.2           FIXED PAYMENT DATES.  On his or her Participant Enrollment and Election Form, a Participant may select a fixed payment date for the payment of his or her Compensation Deferral Account (or the Participant may select fixed payment dates for the payment of portions, expressed in 25% increments, of his or her Compensation Deferral Account), which will be valued and payable according to the provisions of Article 6.  Any such fixed payment date elected by a Participant must be a January 1st that is no earlier than the January 1st of the fourth calendar year after the calendar year in which the election is made.  Any such fixed payment date may be extended to a later January 1st fixed payment date, so long as the election to so extend the fixed payment date is made by the Participant at least six (6) months prior to the date on which the distribution is to be made and such extension is at least two (2) full calendar years in length.  In no event may a fixed payment date elected hereunder be accelerated, except as provided in Section 5.3 (relating to immediate distributions with a ten percent (10%) penalty), Section 5.4 (relating to hardship distributions) or Section 5.5 (relating to distributions upon a Change in Control).

Notwithstanding the preceding, a Participant who selects payment of his or her Compensation Deferral Account (or portions thereof) on a fixed date or dates shall receive payment of his or her Compensation Deferral Account at the earlier of such fixed payment date or dates (as extended, if applicable) or his or her termination of employment with the Employer.

5.3           IMMEDIATE DISTRIBUTION ELECTION.  A Participant (including any former Eligible Employee who has not yet received a complete distribution of his or her vested Account) may elect at any time to have his or her entire as-yet undistributed vested Account, less a withdrawal penalty equal to ten percent (10%) of such amount (the net amount shall be referred to as the “Withdrawal Amount”), paid to the Participant as soon as administratively practicable following the Employer’s receipt of such election, valued and payable in accordance with the provisions of Article 6. No partial withdrawals of the Withdrawal Amount shall be allowed. A Participant who is an Eligible Employee and who elects an immediate distribution under this Section 5.3 shall not be eligible to make, or to have made on his or her behalf, any contributions to the Plan for the twelve (12) month period beginning on the date of receipt of the Withdrawal Amount.

5.4           HARDSHIP DISTRIBUTIONS.  In the event of financial hardship of the Participant, as hereinafter defined, the Participant may apply to the Employer for the distribution of all or any part of his or her as-yet undistributed vested Account. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution.  Upon a finding of financial hardship, the Employer shall make the appropriate lump sum distribution to the Participant from amounts held by the Employer in respect of the Participant’s vested Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested Account or the amount determined by the Employer to be necessary to alleviate the Participant’s financial hardship (which financial hardship may be considered to include any taxes due because of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant’s vested Account shall be determined as of the date of the distribution.

“Financial hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer.

Any Participant receiving a hardship withdrawal hereunder shall have any outstanding Compensation Deferral elections for the Plan Year of the hardship withdrawal suspended, and he or she shall not be eligible to make any new Compensation Deferral elections until the Plan Year following the Plan Year in which occurs the hardship withdrawal.

5.5           CHANGE IN CONTROL.  Notwithstanding anything herein to the contrary, upon a Change in Control of the Employer, each Participant shall become fully vested in his or her Account, and shall be entitled to receive the entire balance of his or her Account on the ninetieth (90th) day following the Change in Control (or as soon as thereafter as is administratively feasible), valued and payable in accordance with the provisions of Article 6.  Notwithstanding the preceding, the Participant may irrevocably elect, prior to the end of such ninety (90) day period, to waive his or her right to receive such a Change in Control distribution.  If such waiver election is timely made, the Participant shall receive his or her entire Account balance in accordance with the other Sections of this Plan.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1           AMOUNT.  A Participant (or his or her Beneficiary) shall become entitled to receive, on or as soon as practicable following the fixed date or dates selected by the Participant on his or her Participant Enrollment and Election Form pursuant to Section 5.2 or, if no such date is selected or if the Participant’s employment with the Employer is terminated before the selected date(s), on or as soon as practicable following the first day of the month following the Participant’s termination of employment with the Employer (or earlier as provided in Sections 5.4 or 5.5), a distribution (or commencement of distributions) in an aggregate amount equal to the Participant’s vested Account (or applicable portion thereof).  A Participant may alternatively elect to receive an immediate distribution, subject to a ten percent (10%) penalty, of all of his or her vested Account pursuant to Section 5.3. Any payment due hereunder from the Trust which is not paid by the Trust for any reason will be paid by the Employer from its general assets.

6.2           METHOD OF PAYMENT.

(a)                                  Medium of Payment.  Payments under the Plan shall be made in cash.

(b)                                 Timing and Manner of Payment.  Subject to Section 6.3, in the case of distributions to a Participant by virtue of an entitlement pursuant to Section 5.1 (i.e., by virtue of the Participant’s termination of employment for any reason other than death), an aggregate amount equal to the Participant’s vested Account as of the date of his or her termination of employment will be paid by the Trust or the Employer, as provided by Section 6.1, in a lump sum or in substantially equal annual installments (adjusted for gains, losses and expenses) over a period of up-to-ten (10) years (up-to-five (5) years if the Participant has completed at least five (5), but less than ten (10) Years of Service), as selected by the Participant in connection with his or her commencement of participation in the Plan (or as changed as provided herein); provided, however, that if the Participant’s vested Account is valued at less than twenty-five thousand dollars ($25,000) as of the date of the Participant’s termination of employment or if the Participant has completed less than five (5) Years of Service, the Participant’s benefit under the Plan shall automatically be payable in the form of a lump sum.  A Participant may change his or her election as to the form of distribution of his or her vested Account following termination of employment by making a new election in the form and manner determined by the Employer, provided that any such election is made and accepted by the Employer at least one (1) year prior to the Participant’s termination of employment.  The election most recently accepted by the Employer shall govern the form of distribution of the Participant’s vested Account following the Participant’s termination of employment. If a Participant does not make any election with respect to the form of distribution of the Participant’s vested Account following the Participant’s termination of employment, then such benefit shall automatically be payable in a lump sum.

In the case of distributions to a Participant or his or her Beneficiary of all or a portion of the Participant’s vested Account by virtue of an entitlement pursuant to Section 5.2 (i.e., an elected fixed payment date or dates),  Section 5.3 (i.e., an immediate payment election with a ten percent (10%) penalty), Section 5.4 (i.e., a hardship withdrawal request) or Section 5.5 (a distribution upon a Change in Control), an aggregate amount equal to the Participant’s vested Account (or the applicable portion thereof) valued as of the date of the applicable event, will be paid by the Trust or the Employer, as provided in Section 6.1, in a lump sum.

6.3           DEATH BENEFITS.  If a Participant dies before terminating his or her employment with the Employer and before the commencement of payments to the Participant, the entire value of the Participant’s vested Account shall be paid to the person or persons designated in accordance with Section 7.1 as soon as practicable following the Participant’s death in the form of a lump sum.

Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1 in the manner in which such benefits were payable to the Participant.

ARTICLE 7

BENEFICIARIES; PARTICIPANT DATA

7.1           DESIGNATION OF BENEFICIARIES.  Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation.  Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s estate.

7.2           INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES.  Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records, shall be binding on the Participant or Beneficiary for all purposes of the Plan.  Neither the Trustee nor the Employer shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.  If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines.  If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable.  If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Trustee nor the Employer shall be liable to any person for any payment made in accordance with such law.

ARTICLE 8

ADMINISTRATION AND RECORDKEEPING

8.1           ADMINISTRATIVE AND RECORDKEEPING AUTHORITY.  Except as otherwise specifically provided herein, the Employer shall have the sole responsibility for and the sole control of the operation, administration and recordkeeping of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a)                                  Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions, in the Plan.

(b)                                 Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)                                  Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d)                                 Make determinations concerning the crediting and distribution of Participants’ benefits.

8.2           UNIFORMITY OF DISCRETIONARY ACTS.  Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such action shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.3           LITIGATION.  In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Employer.  Except as may be otherwise required by law, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.  Notwithstanding anything herein which may suggest otherwise, a Participant or Beneficiary who consults with counsel in obtaining advice and/or bringing proceedings in connection with his or her Plan benefits shall be solely responsible for paying the expenses and fees of such counsel.

8.4           CLAIMS PROCEDURES. This Section is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29

C.F.R. section 2560.503-1.  If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)           Initial Claim.  A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Employer.  The Employer shall review the claim itself or appoint an individual or an entity to review the claim.

(i)            Determination on Initial Claim.  The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Employer or appointee of the Employer prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii)           Manner and Content of Denial of Initial Claims.  If the Employer denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(1)                                  The specific reasons for the denial;

(2)                                  A reference to the Plan provision or insurance contract provision upon which the denial is based;

(3)                                  A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(4)                                  An explanation of why such additional material or information is necessary;

(5)                                  Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(6)                                  A statement of the participant’s right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

(b)           Review Procedures.

(i)            Request for Review of Denied Claim.  A request for review of a denied claim must be made in writing to the Employer within sixty (60) days after receiving notice of denial.  The decision upon review will be made within sixty (60) days after the Employer’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Employer.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii)           Manner and Content of Notice of Decision on Review.  Upon completion of its review of an adverse initial claim determination, the Employer will give the Claimant, in writing or by electronic notification, a notice containing:

(1)                                  its decision;

(2)                                  the specific reasons for the decision;

(3)                                  the relevant Plan provisions or insurance contract provisions on which its decision is based;

(4)                                  a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(5)                                  a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(6)                                  if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c)           Calculation of Time Periods.  For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d)           Legal Action.  If the Plan fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.  A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

ARTICLE 9

AMENDMENT

9.1           RIGHT TO AMEND.  The Employer, by action of the Board, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2           AMENDMENT TO ENSURE PROPER CHARACTERIZATION OF THE PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code).

9.3           CHANGES IN LAW AFFECTING TAXABILITY.  This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(a)                                  Affected Right or Feature Nullified.  Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (b), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder.  If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed.  If the law only impacts Participants who have a certain status with respect to the Employer, then only such Participants shall be subject to this Section.

(b)                                 Tax Distribution.  If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

ARTICLE 10

TERMINATION

10.1         EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN.  The Employer reserves the right to terminate the Plan and/or its obligation to make further credits to Plan Accounts, by action of the Board.  The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time.  However, no such termination or suspension shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of the termination or suspension.

10.2         AUTOMATIC TERMINATION OF PLAN.  The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan; provided, however, that no such termination shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of termination.

10.3         SUSPENSION OF DEFERRALS.  In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals and Employer Contribution Credits, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4         ALLOCATION AND DISTRIBUTION.  This Section shall become operative on a complete termination of the Plan.  The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable.  Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination.

10.5         SUCCESSOR TO EMPLOYER.  Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body.  If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of the foregoing Sections shall become operative.

ARTICLE 11

THE TRUST

11.1         ESTABLISHMENT OF TRUST.  The Employer may, but need not, establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee.  The Trust is intended to be treated as a “grantor” trust under the Code and the establishment of the Trust is not intended to cause the Participant to realize current income on amounts contributed thereto nor to cause the Plan to be “funded” within the meaning of ERISA, and the Trust shall be so interpreted.

ARTICLE 12

MISCELLANEOUS

12.1         LIMITATIONS ON LIABILITY OF EMPLOYER.  Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employer thereof except as provided by law or by any Plan provision.  The Employer does not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason.  In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.2         CONSTRUCTION.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.  For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  The laws of the State of California shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States.  Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.3         SPENDTHRIFT PROVISION.  No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.  During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer or Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

12.4         TAX WITHHOLDING.  The Employer shall have the right to deduct from a Participant’s Compensation that is not being deferred hereunder any federal, state, local or employment taxes which it deems are required by law to be withheld with respect to any Compensation Deferrals, vested Employer Contribution Credits or Plan distributions.  If necessary, the Employer may reduce the Participant’s Compensation Deferrals in order to comply with this Section.

IN WITNESS WHEREOF, the Employer has caused this amendment and restatement of the Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January 2004.

ATTEST/WITNESS		AVIZA TECHNOLOGY, INC.

/s/ Mary Rapp		By:	/s/ Patrick C. O'Connor	(SEAL)

Print:	Mary Rapp	Print Name:	Patrick C. O'Connor

		Date:	December 4, 2004